Exhibit 99.1

This transcript contains “forward-looking statements” that do not convey historical information, but relate to predicted or potential future events, such as statements of our plans, strategies and intentions. These statements can often be identified by the use of forward-looking terminology such as “believe,” “expect,” “intend,” “may,” “will,” “should,” or “anticipate” or similar terminology. All statements other than statements of historical facts included in this transcript are forward-looking statements. All forward-looking statements speak only as of the date hereof. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties that could cause actual results to differ materially from our forward-looking statements include, but are not limited to: our ability to develop and expand our spine fusion business in the United States and Japan; our ability to expand and maintain a successful sales and marketing organization; continuation of favorable third party payor reimbursement for procedures performed using our products; unanticipated expenses or liabilities or other adverse events affecting cash flow or our ability to achieve profitability; uncertainty of additional funding; uncertainty of success in developing any new products; failure to successfully introduce and develop new products, including products related to license agreements; failure to obtain FDA clearance or approval for particular devices; our ability to compete with other competing products and with emerging new technologies within and outside of spinal fusion; product liability exposure and patent infringement claims. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-1, as well as its quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Forward-looking statements may include statements relating to:

•	our ability to continue building our operating platform;

•	our ability to develop new approaches to spinal surgery;

•	our ability to introduce new products into the market;

•	completion of the cadaver training laboratory at Scripps Memorial Hospital;

•	expansion of our sales force;

•	our ability to increase our gross margins;

•	continued increases in our operating expenses;

•	integration of our biologics business; and

•	product clearances in the Japanese market.

THE FOLLOWING IS THE TRANSCRIPT OF THE CONFERENCE CALL

PRESENTED BY ALPHATEC HOLDINGS, INC. ON NOVEMBER 7, 2006

5:00 P.M. ET

MODERATOR: BRIAN RITCHIE

OPERATOR: Good afternoon. My name is Jeannie and I’ll be your conference operator today. At this time, I would like to welcome everyone to the Alphatec Third Quarter 2006 conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to pose a question during this time, please press star, then the number one on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

It is now with great pleasure to turn the floor over to your host, Mr. Brian Ritchie of Noonan Russo. Sir, you may begin your conference.

BRIAN RITCHIE, NOONAN RUSSO: Good afternoon, and thank you for joining us today for the Alphatec Holdings Third Quarter 2006 Earnings Investor conference call.

By now you should have received the press release. If for some reason you have not received the press release, or are unable to log on to the webcast, please call me, Brian Ritchie of Noonan Russo at 212-845-4269, and I’d be happy to assist you.

Speaking today, we have the company’s Executive Chairman, John Foster; and the Chief Financial Officer, Steve Yasbek.

Before we get started, we’d like to remind you that this conference may contain forward-looking statements regarding future events or the future financial performance of the company, including, without limitation, statements regarding operating results in calendar 2006 and 2007; growth opportunities and other statements that refer to Alphatec’s plans, prospects, expectations, strategies, intentions and beliefs. These forward-looking statements are based on the information available to the company today, and the company assumes no obligation to update these statements as circumstances change. For additional information, please see the cautionary statements included in Alphatec’s most recent public filings filed with the Securities and Exchange Commission.

At this time I will turn the conference call over to Alphatec’s Executive Chairman, John Foster. Please go ahead, John.

JOHN FOSTER, EXECUTIVE CHAIRMAN, ALPHATEC HOLDINGS: Thank you, Brian. Good afternoon and thank you everyone for dialing in.

The Alphatec strategy is to build a leading spine company by first building a delivery platform and then adding technology. The delivery platform is largely built and needs some refinement. Nevertheless, we have begun to focus on technology as evidenced by the proposed Scient’X acquisition.

On this call, I’ll provide you with an update on our sales growth for the third quarter and year-to-date, our sales force enhancement program and our cash position. I’ll also discuss the status of the Scient’X acquisition and the addition of several team members. I’ll then ask our CFO, Steve Yasbek, to discuss financial results. Steve and I are responsible for investor relations. As Executive Chairman, I will also be involved in strategy, policy, organization development and physician relationships. This will allow Ron Hiscock to focus on operational issues that will support our continued high growth rate.

Our company is strong and our business model produces sales growth. Our year-over-year results in the third quarter are compelling, highlighted by 51 percent increase in revenue. The growth potential is evident. It is managing expectations of where we have fallen down. As we previously reported, the reduction from sequential quarter-over-quarter sales is primarily due to the sales force enhancement program that occurred in the third quarter and the slower than anticipated ramp up among newer distributors and recently hired direct sales professionals. I’d like to take a moment to further discuss the sales force territory expansion.

In certain key areas we decided to expand the number of sales professionals in order to increase our presence. In the short term this lead to some instability.

Moving past the financials for a moment, we announced in today’s earnings press release that we are continuing to pursue the acquisition of Scient’X and we’re excited about the potential synergies between the two companies and the anticipated positive effect on our revenue stream and shareholder value. However, I want to stress that we have no intention of moving ahead with the transaction that is not in the best interest of all shareholders. Therefore, we’re working with Scient’X to explore alternative deal structures.

While we’ve been busy working on the Scient’X deal, we have had the opportunity to expand our leadership team. First, Steve Yasbek has been promoted to CFO. Steve is a leader, have built the finance organization, is experienced with Sarbanes-Oxley and oriented to operations. We have also added spine industry expertise with the hire of Ross Simmonds as Senior Vice President, Sales and Marketing. His 30 year track record in the spine industry has produced many long term relationships especially within our physician community. This will serve us well as we continue to grow our business. Finally, Dr. Stephen Hochschuler has joined our Board of Directors. Dr. Hochschuler brings a wealth of knowledge and relationships in spine. He has a keen sense of product innovation and surgeon needs. We look forward to his many contributions.

Before I turn the call over to Steve for the third quarter review of financials, I’d like to touch on two other financially related matters.

First, the balance sheet remains strong and we are certain that our $21 million of cash is more than sufficient to execute our 2007 corporate plan. Second, with regard to guidance, we had previously announced that our sales forecast for full year 2006 is approximately $72 million, which would represent a 70 percent increase over 2005. Our expectation has not changed. We are not ready to provide revenue guidance for 2007; however, we intend to provide revenue guidance for the next year on our year-end conference call. In the future we will provide annual rather than quarterly revenue guidance.

I’d now like to ask our CFO, Steven Yasbek, to provide a discussion of the quarter’s results.

STEVEN YASBEK, CHIEF FINANCIAL OFFICER, ALPHATEC HOLDINGS: Thank you, John. I would like to spend a few minutes to review our results for the third quarter of 2006. Please note that many of the items that I will be talking about can also be found in the details of today’s quarterly earnings release.

Revenue for the third quarter of 2006 was $17.4 million. This figure represents a 51 percent increase over the $11.5 million total revenue achieved in last year’s third quarter. For the nine months ended September 30th, 2006, we generated revenue of $54.8 million, compared to $26.7 million a year ago, which is an increase of 105 percent. Of this quarter’s $5.9 million increase in revenue, 2.6 million was derived from our Asian operations, $2.3 million was organic growth in the US and $1 million came from our Biologix product line. Revenue for the third quarter of 2006 was lower than the second quarter of 2006 by $2.1 million. John has already touched upon what the reasons were for that quarter-over-quarter decrease.

Gross profit increased 64 percent to $10.8 million in the third quarter of 2006, compared to the third quarter of 2005, due to increased revenue in approved manufacturing efficiencies. This year’s third quarter gross margin was 61.9 percent compared to 56.8 percent in the third quarter of 2005. Our year-to-date gross profit increased by 121 percent to $35.2 million. Gross margin was 64.3 percent for the nine months ended September 30th, 2006, compared to 59.7 percent for the same period last year. The improved margins on the year-to-date basis was due to the higher volume and the increasing economies of scales within our manufacturing operations. Gross margin as a percent of revenue for the third quarter of 2006 was 4.2 percentage points lower than the second quarter of 2006. The lower margins were a result of the decreased sales volume and recording additional inventory reserves for slow moving inventory.

Operating expenses were $16.4 million in the most recent quarter, compared to $11.0 million in the third quarter of 2005. This increase was due to the significant increase in year-over-year revenue and the related increase in selling and management costs to support this significant increase in volume. The third quarter’s total operating expense of $16.4 million compares to $16.7 million in the second quarter of this year, a $0.3 million decrease. Non-recurring items for additional stock-based compensation and the one-time bonus related to our initial public offering that were recorded in the second quarter and of course did not repeat in the third quarter, more than offset the costs associated with increasing our sales force in the third quarter.

Our third quarter 2006 net loss was $5.4 million, or $0.16 loss per share, compared to a net loss of $5.3 million in the third quarter of 2005, or a $0.29 loss per share. Net loss for the nine months ended September 30th, 2006 was $17.9 million, or $0.72 loss per share, compared to a loss for the nine months in 2005 of $13.2 million, or a $0.73 loss per share. The higher year-to-date loss compared to the prior year was due to increased operating expenses and interest expense that more than offset improvements in gross margins on the higher sales.

Our balance of cash and cash equivalents at the end of the third quarter of 2006 was $21.4 million. Cash burn for the quarter was $3.7 million to fund our volume related operating loss of about $2.5 million, and to invest in additional instrument sets and fixed assets. Our cash collections in the quarter were great.

Days sales outstanding or DSO was 54 days for the third quarter of 2006, a nine day or 14 percent improvement from June 30th, 2006. In the US our DSO was 52 days. We have refined our process and increased the frequency of speaking with our hospitals which has decreased the lag time to process payment.

At this point, I’d like to turn things back over to John, who’ll make some closing comments before we take your questions. John?

JOHN FOSTER: Thank you, Steve. To repeat, the Alphatec strategy to build a leading spine company by first building a delivery platform and then adding technology. The delivery platform is largely built and needs some refinement. Nevertheless we’ve begun to focus on technology as evidenced by the proposed Scient’X acquisition. Management is committed to creating shareholder value. We understand we have a lot of work to do in order to continue to gain market share and grow revenues. We are dedicated and intend to stay focused on tactical execution. I’d like to thank all of our shareholders for their support. We look forward to reporting further progress on our year-end conference call.

With that, are there any questions?

OPERATOR: Thank you. At this time, I would like to remind everyone if you would like to pose a question to please press star, then the number one on your telephone keypad. Once again, if you would like to pose a question, please press star, then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question is coming from Tao Levy of Deutsche Bank <Company: Deutsche Bank AG; Ticker: DB; URL: http://www.db.com>. Please go ahead.

TAO LEVY, DEUTSCHE BANK: Good afternoon. Can you hear me OK?

JOHN FOSTER: Yes, we can.

TAO LEVY: OK, perfect. First question, so what’s the, why, I’m trying to, kind of start struggling and trying to figure out why the deals can’t get closed you know at the current share price.

JOHN FOSTER: Tao, this is John Foster. The collar (ph) as you know is 5 to 950 and therefore the price paid for shares in Alphatec stock has a minimum of $5. In addition, there is the cash portion and that cash portion is approximately $65 million, and the dilution associated with raising that 65 million is at the stock price in the threes unacceptable.

TAO LEVY: OK. So it’s more related to the 65 not really the caller specifically, correct?

JOHN FOSTER: That’s correct.

TAO LEVY: OK. And then my understanding was that, you know you’re going to be able to raise debt just on the basis of your current business, is that, you know have the bankers come back and said that’s not possible anymore?

JOHN FOSTER: Could you repeat the question?

TAO LEVY: I’m just trying to understand, so the bankers came back and said they couldn’t raise, I think initially you wanted to do a preferred convert that was not possible based on the business or based on the stock price?

JOHN FOSTER: Based on the amount of dilution implied by the conversion premium.

TAO LEVY: Got ya. OK, fair enough. And do you know when we would, you know hear any new news on the Scient’X transaction?

JOHN FOSTER: There are two end points that are possible. One is that the agreement expires on March 1st and the other is that Alphatec has a financial out and at any time if the terms to raise the 65 million are deemed unreasonable, Alphatec can elect out of the deal.

TAO LEVY: Are there any fees there that would have to be paid?

JOHN FOSTER: No.

TAO LEVY: No. OK. And moving on to the sales force, can you provide us with the number of distributors you currently have as of the end of the third quarter? And also, what percentage of those contributed to third quarter sales versus for example the second quarter sales?

STEVEN YASBEK: Tao, this is Steve. I believe that the current count is about 58 or 60 distributors and you know some have been replaced so it’s hard to answer your question but.

TAO LEVY: OK, that’s fine.

STEVEN YASBEK: Sorry?

TAO LEVY: No, that’s fine. I mean I was going to say, and just a last question, the SG&A you know has increased substantially in the third quarter versus the second quarter yet sales are sequentially down, I mean does that imply that you had to pay upfront to obtain some of these new distributors and sales reps? I’m just trying to understand you know why it’s not a little bit more in sync.

STEVEN YASBEK: On the sales side, Tao, you know we’ve been adding more internal sales people, so there have been new hires in the third quarter and recruiting and relocation costs, so that’s why sales and marketing is up.

TAO LEVY: Got ya. OK, great. Thanks a lot.

OPERATOR: Your next question is coming from Bill Plovanic of First Albany Capital <Company: First Albany Companies Incorporated; Ticker: FACT; URL: http://www.fac.com>. Please go ahead.

BILL PLOVANIC, FIRST ALBANY CAPITAL: Great, thank you. Good evening. Can you hear me?

STEVEN YASBEK: Yes, we can.

BILL PLOVANIC: Fantastic. A couple of housekeeping items. Just to roll on to Tao’s question. So the number of agents was 58 to 60, can you give us a ballpark on the number of agent reps, and the number of direct reps and managers in the US at the end of the quarter?

STEVEN YASBEK: Yes, I can. At the end of the quarter, you know what we call feet on the street, there was about 190 and that was 40 of internal and about 150 outside.

BILL PLOVANIC: I’m sorry. 40 internal?

STEVEN YASBEK: Yes, 40 internal and 150 external.

BILL PLOVANIC: 40 internal, and that includes, on the 40 internal did that include both direct reps and territory managers?

STEVEN YASBEK: Yes.

BILL PLOVANIC: OK. And then, you know you’d shared with us in the past I believe on what the sales per channel were between direct and agents in the US, so I was wondering if you’d like to share that again?

STEVEN YASBEK: I have that but I don’t have that handy. Sorry.

BILL PLOVANIC: I have another question I’ll ask. The number of direct reps for Japan in the quarter, did that change sequentially or is that still at 17?

STEVEN YASBEK: I can tell you in one minute. I think it was either flat or it might have even dropped one or two.

BILL PLOVANIC: OK. And then.

STEVEN YASBEK: Actually, Tao, they dropped one for the quarter in sales. I’m sorry, Bill.

BILL PLOVANIC: That’s OK. It’s all right. People confuse us all the time.

STEVEN YASBEK: I’m sorry.

BILL PLOVANIC: I’m the better looking one. In terms of the closing of the deal, John, with Scient’X, you know you’d mentioned the collar and you mentioned the potential dilution, on the convertible preferred I mean you’ve looked at every different avenue, every way of doing this and including a cash conversion feature and, you know equity on the difference. I mean has every kind of avenue been looked at or are you still kind of pursuing different types of financings at this point? I mean where kind of are you in the process? Is it, you know this isn’t going to happen unless the stock price goes up or?

JOHN FOSTER: It’s a good question, Bill, and we are exploring all opportunities for doing business together because of, as you’ve suggested, and we agree, it is such a natural fit from a business perspective and quite frankly the beat goes on. And it’s a question of what is allowable vis-à-vis the French regulators as well as the financial market considerations and some structural issues that the companies have in the process of coming together.

BILL PLOVANIC: Because in just my understanding, I mean I understand there’s a collar at $5 but from my understanding that, you know the $5 collar is not material in terms or not relevant in terms of either Olivier or the Healthpoint position so it’s just the cash portion for the remaining ideal shareholders, so really all stems down or comes down to the cash, being able to raise the cash in a non-dilutive fashion, is that correct?

JOHN FOSTER: That’s correct, and the cash portion of the deal was imposed on the deal by the French regulators.

BILL PLOVANIC: OK. So it would be all cash in France, so it would be the 65 million or whatever that you’d have to come up with.

JOHN FOSTER: Yes. And I think as you know the provision is a cash or stock option for those shareholders in France.

BILL PLOVANIC: Right. But obviously at $3 then I can take a $5 stock (inaudible). And then in terms of the some housekeeping things here, I was wondering if you could give us a little detail on the line items for other income, was there some sort of one-time gain in there or something this quarter? Because I think I was expecting a loss so was there like a $300,000 or $400,000 one time gain or benefit of some kind?

STEVEN YASBEK: No. You know we have the $20 million in the bank now for the whole quarter so we are getting interest, the income now that that is fairly high and our, you know put the option expense which shows up on that line also, was well worth in the third quarter versus last year also.

BILL PLOVANIC: OK. And then that same kind of question, did you say that there is a one-time charge in COGs for inventory write up or something like that? Or was that in the year ago quarter?

STEVEN YASBEK: That was in the quarter, that was in quarter-over-quarter. We did have higher excess and obsolete write offs in the third quarter of this year than we had in the third quarter of last year.

BILL PLOVANIC: And would you expect that to continue or is this more of a cleansing, throwing out the kitchen sink, because of kind of revenue growth in the quarter?

STEVEN YASBEK: I would say that it should definitely slow down, that’s for sure.

BILL PLOVANIC: OK. And then in terms of the income tax line, you know we were accruing that you’d actually or showing that you’d actually be accruing a benefit going forward, should we expect that it would be a zero on the income tax line going forward?

STEVEN YASBEK: Yes, because, yes, you should show that zero going forward until we have used up our NOLs which is going to be at some time, so in the near future, yes, just show zero.

BILL PLOVANIC: OK. And then back to kind of qualitative questions. Just in terms of, you know you gave us guidance previously for the fourth quarter, for the full year, which implies fourth quarter guidance of about 17.3 million, something around there, you know we are through the month of October and through a week of November, I was just wondering if you could give us some directionality on kind of what you’ve seen since the end of September, you know through these five to six weeks of the fourth quarter?

JOHN FOSTER: Bill, all we can say is that we are as confident or more so in the guidance we gave you several weeks ago.

BILL PLOVANIC: OK, great. And then, Steve, were you able to find the revenues for the direct sales and the distributors domestically?

STEVEN YASBEK: I just don’t have that with me, Bill. Sorry.

BILL PLOVANIC: OK, great. Thank you, that’s all I have.

OPERATOR: Thank you. Once again, as a reminder, if you would like to pose a question to please press star, then the number one on your telephone keypad at this time.

Your next question is coming from Steve Ogilvie of Think Equity. Please go ahead.

STEVE OGILVIE, THINK EQUITY: Hey, guys. Just for clarification on, you said you had a cash flow of negative 3.7 million in the third quarter, is that GAAP or are there any one-time things that have been taken out?

STEVEN YASBEK: The 3.7 was a change in cash from Q2 to Q3.

STEVE OGILVIE: OK, could you maybe give a little color on what’s included and anything that might not be included in that?

STEVEN YASBEK: I mean it’s your normal cash, Steve, so it was our operating loss and plus and minus working capital and fixed assets.

STEVE OGILVIE: OK, thanks.

STEVEN YASBEK: It’s all normal stuff.

STEVE OGILVIE: All right. And then I don’t know if you can comment on this, but just looking at Scient’X’s first half of the year and kind of the sales dynamic that they’re going through with France and the US declining slightly and substantial growth in emerging European countries, I mean could you speak to what’s going on internally there and what’s happening in the US and France, why it was down year-over-year?

JOHN FOSTER: There has only been to our knowledge one quarter reported by Scient’X this year.

STEVE OGILVIE: I guess IMP posted the first half of the year.

JOHN FOSTER: Well, right, they report semi-annually and we don’t have any data to support those assertions and to the best of our knowledge they’re not accurate.

STEVE OGILVIE: OK. My French isn’t great, but that’s the message I got from their filings. I guess I’ll move on. Another question just and this is a little sensitive, you know you obviously all signed companies have doctors that they work with to get ideas and to train and do other things, just kind of wondering how you managed that as far as expenses? And maybe you could give us a little color on what percent of your clients are also involved in some sort of consulting or training product design process, you know break it out by percent of clients or how much of your revenue comes from clients who are also involved or assigned to, or involved with Alphatec in that way?

STEVEN YASBEK: Steve, this is Steve. I would say that you know it’s all pretty nominal stuff so it’s, you know there’s some consulting deals and some royalty deals but nothing big, if you will.

STEVEN YASBEK: I’d say it’s probably 10 percent of the surgeons.

STEVE OGILVIE: OK. And that’s percent of clients or percent of revenues?

STEVEN YASBEK: Surgeons.

STEVE OGILVIE: OK.

STEVEN YASBEK: Clients.

STEVE OGILVIE: OK. Great, that’s all for me. Thanks, guys.

OPERATOR: Your next question is coming up as a follow-up from Tao Levy of Deutsche Bank. Please go ahead.

Tao, your line is live. Please go ahead.

TAO LEVY: Hi, can you hear me?

STEVEN YASBEK: Yes.

TAO LEVY: OK, sorry about that. Looking a little bit more for the (inaudible) and maybe a little bit more strategically, what, John, what do we need to, what’s going to give investors comfort that, you know the business is going to get back on track that we’re finally going to start seeing some sequential growth? Just maybe you could point to us, you know several things that you expect to happen over the next, let’s call it three to six months, that I can give, you know everyone comfort that, you know the business heading into 2007 is going to be in good shape. Thanks.

JOHN FOSTER: The productivity of our sales force went down about 15 percent from the second quarter to the third quarter due to the instability that the reorganization created and we have seen a return to second quarter levels and therefore we have no reason to think that the sales productivity won’t continue to rise. Currently the annual revenue per foot on the street in our system is about $400 and we expect that the 100 percent capacity is around $750 per foot on the street, so if our existing sales organization doesn’t increase we have, you know a substantial growth opportunity there and of course we have no intention of (inaudible) still with respect to the number of feet on the street.

TAO LEVY: OK, great, thanks.

OPERATOR: You have a follow-up question coming from Bill Plovanic of First Albany Bank. Please go ahead.

BILL PLOVANIC: Great, thanks. John, I would assume that the metrics you’d just gave us were related to the direct sales force and not the whole channel, is that correct?

JOHN FOSTER: It was both, it’s, that’s an average of both.

BILL PLOVANIC: OK. And then the next question I have is, you know at this point in time, you know you said you’ve made some changes to the distribution channel and the strategy you’re kind of taking there, would you be willing to share what your goals may be for, you know direct versus agent over the next, you know as we exit ‘07, kind of what that mix might look like and what are its size or percentages or what have you? And I think that might help us get a little more comfort with, you know the type of performance that we could see in 2007.

JOHN FOSTER: Sure. And as Ross has just joined us and has his own views on those subjects, I think it would be best to give him the quarter to work on the budget in order that we can then hear from the expert.

BILL PLOVANIC: That’s fair enough. Ross has 90 days, that’s fine. Thanks, guys.

JOHN FOSTER: Thank you. OK.

OPERATOR: There appear to be no further questions at this time. I would like to turn the floor back to management for closing comments. Please go ahead.

JOHN FOSTER: There being no further questions, again, we thank you for joining the call and we look forward to any questions you may have as the quarter unfolds. Have a great afternoon or evening. Thank you.

OPERATOR: Thank you. This concludes today’s Alphatec third quarter 2006 conference call. You may now disconnect your lines have a wonderful evening.

END